Exhibit 10.10

Loan Agreement

Party A: Bengbu Boyuanzhiye Co., Ltd.

Party B: Anhui Renrenjia solar energy Co., Ltd.

Both parties agreed upon the following terms under fair negotiation circumstances.

1.	Party A agrees Party B to upgrade and reconstruct the spaces located in the People’s industrial zone of Guzhen County which Party A rented to Party B.
2.	All upgrade and reconstruction expenses will be paid by Party B, but booked as loan to Party A.
3.	All upgrade and reconstruction expenses will be paid separately according to the actual progress, but it will be limited under 4 million Yuan.
4.	Party A has to repay this loan to Party B before Jan, 1 of 2016.

Party A: Bengbu Boyuanzhiye Co., Ltd.	Party B: Anhui Renrenjia Solar Energy Co., Ltd.

Signature:	Signature:

Seal:	Seal:

May 1st, 2013